For more information contact:
C. Anthony Rider, Chief Financial Officer
Phone: (716) 566-9217
Fax: (716) 447-9201
Email: arider@modpac.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Signs North American Supply Agreement for 2005 - 2006

BUFFALO, NY, April 21, 2005 -- MOD-PAC CORP. (NASDAQ: MPAC) a specialized commercial printer and manufacturer of paperboard packaging, today announced it has signed a new supply agreement with VistaPrint Limited, its largest customer, for the twelve month period ending August 31, 2006. This agreement establishes unit pricing for the year that should yield MOD-PAC an 18% gross margin on these sales and provides for an additional surcharge for volumes under $750,000 per month. The surcharge is designed to encourage VistaPrint to purchase printed products above the $750,000 monthly level, but the agreement does not obligate VistaPrint to use MOD-PAC as its supplier.

The current North American supply agreement, valid through August 31, 2005, was also amended to modify the exclusivity provision. Under the new terms, VistaPrint has the right to produce and ship products to its North American customers from its Windsor, Ontario plant prior to August 31, 2005. In return, MOD-PAC will receive compensation for each unit of product shipped to North America from the Windsor plant through August 31, 2005.

Daniel G. Keane, President and CEO of MOD-PAC CORP. commented, "We have always worked closely with VistaPrint to meet the needs of their customers, and this agreement provides the framework for our ongoing partnership."

In July 2004, MOD-PAC and VistaPrint had previously restructured their supply agreement. MOD-PAC received $22 million in cash on August 30, 2004 which is being amortized over 36 months.

ABOUT MOD-PAC CORP.

MOD-PAC CORP is a differentiated, high value-added print services firm operating a unique low-cost business model. MOD-PAC is an innovative company that aggressively integrates technology into its marketing and operations to provide on-demand print products and services for its customers.

Consistently outpacing the printing industry over each of the last five years, MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality print products. The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share.

MOD-PAC's strategy is to leverage its capabilities to meet the growing needs of on-demand print in targeted markets and to expand its service offering to address more of the print value chain.

Additional information on MOD-PAC can be found at its website: www.modpac.com